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                                  EXHIBIT 10.32


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                       SEPARATION AND CONSULTING AGREEMENT

         THIS SEPARATION AND CONSULTING AGREEMENT (the "Agreement") made and entered into by and between JAMES E. BURT, III (the "Consultant") and FIRST CHARTER CORPORATION, a North Carolina corporation ("First Charter") (collectively defined and referred to as the "Parties");

                                   WITNESSETH:

         WHEREAS, Consultant served as President and then Chief Executive Officer of First Charter's predecessor company, Carolina First BancShares, Inc. ("Carolina First"), for more than eight years and is highly knowledgeable about the business and operations of that organization, the banking industry, and the customers that such predecessor and First Charter served and continues to serve;

         WHEREAS, on November 7, 1999, Consultant entered into an employment agreement with First Charter, whereby First Charter agreed to employ Consultant as Executive Vice President of First Charter effective upon the actual date of merger of First Charter and Carolina First, after which Consultant would voluntarily resign after a specified term but continue to provide services to First Charter as an independent contractor for an additional period (the "Employment Agreement");

         WHEREAS, following the merger of First Charter and Carolina First effective April 4, 2000, Consultant and First Charter have mutually indicated their desire to advance the date upon which Consultant's services as an employee would end and his services as an independent consultant would begin;

         WHEREAS, the Parties desire to enter into a contractual consulting arrangement on the terms set forth herein;

         NOW, THEREFORE, in exchange for the premises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

         1. SEPARATION. The Parties agree that Consultant's last day of employment with First Charter shall be June 30, 2000, it being expressly understood that this Agreement is and will be enforceable and First Charter will be in compliance with this Section 1 provided Consultant is paid his regular salary and benefits through June 30, 2000. In addition, except as otherwise set forth in Section 12 below, Consultant acknowledges and agrees that his right to his regular salary and benefits with First Charter shall cease effective June 30, 2000, except that Consultant shall not forfeit any vested stock options or vested 401(k), pension or retirement benefits earned by him during his employment with Carolina First and/or First Charter, if any.

         The Parties agree that the end of the employment relationship between the Parties was and shall be treated as a voluntary separation by Consultant in the personnel records of First Charter. The Parties also acknowledge and agree that except for the post-employment confidentiality obligations of Consultant contained in Section 8 of the Employment Agreement, the Employment Agreement shall be terminated, effective June 30, 2000.

         2. RELATIONSHIP. Effective July 1, 2000, the relationship of Consultant to First Charter shall be that of an independent contractor, not an employee.

         3. SERVICES. During the Consultancy Term (as defined in Section 4 below), Consultant agrees to provide up to twenty (20) hours per month in consultation services related to First Charter's business, customers, products and services as mutually agreed to by Consultant and the Chief Executive Officer of First Charter (the "First Charter CEO") commensurate with Consultant's past experience and expertise with Carolina First and First Charter, including but not limited to work on special projects as may be assigned from time to time. In addition, the Parties agree that during the Consultancy Term, First


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Charter shall not require Consultant, without Consultant's prior written consent, to relocate from his then current residence in North Carolina in order to provide services under this Agreement.

         4. TERM OF CONSULTANCY. Subject to the right of either party to terminate this Agreement as set forth in Section 13 below, Consultant shall provide consulting services to First Charter pursuant to this Agreement for a period beginning July 1, 2000 and ending July 31, 2007 (the "Consultancy Term"), at which time Consultant agrees that his consultancy arrangement with First Charter shall end. Consultant further agrees that after execution of this Agreement by him, he will not apply for employment, reemployment or additional contract work with First Charter in the future except as otherwise set forth in this Agreement.

         5. NO CONTROL BY FIRST CHARTER. The Parties acknowledge and agree that Consultant shall use Consultant's own judgment as to the time, place, details and means by which Consultant accomplishes the results of Consultant's services under this Agreement, that Consultant is not subject to instructions by First Charter as to when, where or how the services should be performed, that Consultant is not required to work set hours of the day or week established by First Charter, that Consultant is not required to perform services in a sequence determined by First Charter, that Consultant is not required to submit regular written reports and that nothing contained herein shall be construed to create the relationship of employer and employee between First Charter and Consultant; provided, however, Consultant is expected to provide the services contemplated by this Agreement in a timely and competent manner in order to meet the needs of First Charter.

         6. INDEPENDENT CONTRACTOR. Because consultant is an independent contractor, First Charter will not be responsible for payment of any F.I.C.A., F.U.T.A. or other similar charges or withholding for Consultant, and Consultant acknowledges and agrees that it is Consultant's obligation to report and pay all Federal, State and local income, self-employment and other taxes due for him on all compensation from First Charter as may be required by law. First Charter will issue a Form 1099 for all compensation paid to Consultant under this Agreement.

         7. LIMITATIONS. Consultant agrees that he does not have the authority to legally bind or obligate First Charter in any matter, and further agrees that he will not take any action inconsistent with this limitation of authority.

         8. CONSULTANCY RESPONSIBILITIES. During the Consultancy Term, Consultant agrees that he will:

                  A.       Cooperate with employees of First Charter;

                  B.       Coordinate his services with the First Charter CEO;.

                  C. Keep First Charter informed about the services he provides and any matters or issues relating to his services;

                  D. Devote the time, energy and skill reasonably necessary to perform his services;

                  E.       Act in the best interests of First Charter;

                  F. Abide by the general First Charter policies and procedures applicable to his engagement as an independent contractor as established from time to time by First Charter;

                  G. Conduct himself in a decent, respectable and professional manner, and not violate any laws, rules, regulations or ordinances in connection with his engagement as an independent contractor; and


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                  H.       Not violate any terms of this Agreement.

         9. OTHER ACTIVITIES. The Parties agree that Consultant may be engaged as a consultant, employee or otherwise in for-profit business or commercial activities for other parties during the Consultancy Term, provided that such activities: (a) do not prevent or unduly limit Consultant's ability to perform his ongoing obligations with First Charter, (b) are not competitive with First Charter as outlined in Section 15 below, or (c) are not detrimental to First Charter, or cause Consultant to breach any of the provisions of this Agreement. In addition, in order to prevent any unintended conflict of interest with First Charter, Consultant agrees that prior to engaging in such other activities, he will notify the First Charter CEO of the same in advance for approval (whose authorization shall not be unreasonably withheld).

         10. CONSULTING FEES. During the Consultancy Term, the Parties agree that First Charter shall pay Consultant at a monthly rate of:

                  A. $15,983.33 for services requested by and rendered to First Charter for the period July 1, 2000 to December 31, 2000;

                  B. $17,441.67 for services requested by and rendered to First Charter for the period January 1, 2001 to December 31, 2001;


                  C. $19,045.83 for services requested by and rendered to First Charter for the period January 1, 2002 to July 31, 2002;

                  D. $6,250.00 for services requested by and rendered to First Charter for the period August 1, 2002 to July 31, 2003;

                  E. $6,875.00 for services requested by and rendered to First Charter for the period August 1, 2003 to July 31, 2004;

                  F. $7,562.50 for services requested by and rendered to First Charter for the period August 1, 2004 to July 31, 2005;

                  G. $8,318.75 for services requested by and rendered to First Charter for the period August 1, 2005 to July 31, 2006; and

                  H. $9,150.62 for services requested by and rendered to First Charter for the period August 1, 2006 to July 31, 2007.

         11. OTHER EXPENSES OF CONSULTANT. Consultant shall be responsible for all expenses which Consultant incurs in rendering services under this Agreement, including without limitation, compensation to Consultant's assistants or agents, if any, travel expenses, long distance and local telephone charges, entertainment expenses, office rental or mortgage expenses, training expenses, the cost of tools and supplies and all other expenses incurred in rendering services under this Agreement. It is expressly understood that such expenses will not be wholly or partially reimbursed by First Charter; provided, however, that First Charter will reimburse Consultant for business travel or other expenses requested and approved by First Charter in advance. Reimbursement by First Charter for any expenses shall also be subject to First Charter's then existing reimbursement policy.

         12. SEVERANCE BENEFITS. In recognition of Consultant's prior years of service and commitment to Carolina First and First Charter, and separate and apart from the compensation that Consultant is to receive for the consulting services to be rendered by him to First Charter as set forth above, First Charter agrees to provide Consultant with the following severance benefits in connection with Consultant's separation from First Charter:


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                  A. PAY IN LIEU OF BONUS. The Parties agree that given
         Consultant's past service to Carolina First and First Charter and the 2000, 2001 and 2002 annual incentive bonuses forgone by him as a consequence of his earlier separation from First Charter and advanced service as a consultant, during the Consultancy Term, and provided Consultant remains engaged as a consultant with First Charter at the time the 2000, 2001 and 2002 annual incentive bonus payments are otherwise payable to Consultant under the terms of this Section 12.a., First Charter shall pay Consultant:

                  (1) $35,000.00 in lieu of a pro rata annual bonus for the remainder of fiscal year 2000, less applicable withholding as required by law;

                  (2) $77,000.00 in lieu of an annual bonus for fiscal year 2001, less applicable withholding as required by law;

                  (3) $49,400 in lieu of a pro rata annual bonus for fiscal year 2002, less applicable withholding as required by law.

                  Such amounts shall be payable by First Charter to Consultant at the same time that annual incentive compensation bonuses, if any, are paid for the corresponding fiscal years for officers of First Charter and its subsidiaries who report directly to the then First Charter CEO. In addition, the Parties agree that in the event that no annual incentive bonus is paid to such officers for any fiscal year 2000, 2001 or 2002, then with respect to such applicable fiscal year, First Charter shall pay Consultant the applicable pay in lieu of bonus amount set forth in this Section 12.a. no later than February 28 of the following applicable fiscal year in question, provided Consultant remains engaged as a consultant with First Charter as of the applicable February 28 date.

                  B. HEALTH INSURANCE BENEFITS. During the period of the Consultancy Term from July 1, 2000 to July 31, 2002 (the "Insurance Period"), and provided Consultant remains engaged as a consultant with First Charter during the Insurance Period, First Charter will continue to provide to Consultant those general group health benefits that he received and/or in which he participated with First Charter immediately prior to his separation as an employee from First Charter (including coverage for Consultant's dependents to the extent such coverage is provided by First Charter for its then employees generally), provided such continued participation is possible under the terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred during the Insurance Period, and provided Consultant remains engaged as a consultant with First Charter during the Insurance Period, First Charter shall arrange to provide Consultant with health insurance benefits at First Charter's expense for the Insurance Period, with such benefits being substantially similar to those which Consultant would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. However, in no event will Consultant receive from First Charter such health insurance benefits if and to the extent Consultant receives comparable insurance benefits from any other source.

                  In addition, the Parties further agree that with the exception of termination by First Charter "Without Cause" or by Consultant "For Good Reason" (in which case the terms of Section 13.f. of this Agreement shall control), following the end of the Insurance Period or the effective date of the end of Consultant's consultancy relationship with First Charter, whichever is earlier, Consultant and/or his eligible dependents will be offered the opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA. First Charter further agrees to provide assistance to Consultant with respect to the exercising of any conversion rights that he may have, if any, with respect to First Charter's then group health and life insurance plans.

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                  C. LIFE INSURANCE BENEFITS. During the period of the
         Consultancy Term from July 1, 2000 to July 23, 2002 and provided Consultant remains engaged as a consultant with First Charter during such time period, First Charter will continue to provide to Consultant those general group life insurance benefits that he received and/or in which he participated with First Charter immediately prior to his separation as an employee from First Charter, provided such continued participation is possible under the terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred during the period July 1, 2000 to July 23, 2002, and provided Consultant remains engaged as a consultant with First Charter during such time period, First Charter shall arrange to provide Consultant with life insurance benefits at First Charter's expense for such time period, with such benefits being substantially similar to those which Consultant would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

                  D. COMPANY CAR. Consultant may continue to have the use of the Mercury Marquis owned by First Charter and currently used by Consultant (the "Company Car") through June 30, 2000. Consultant agrees that he shall return the Company Car to First Charter upon or before June 30, 2000. Consultant also acknowledges and agrees that, unless otherwise authorized by the First Charter CEO for specified First Charter business, his authorization for travel and other expenses associated with the use of the Company Car shall be discontinued as of June 30, 2000. However, notwithstanding the above, the Parties agree that immediately following June 30, 2000, Consultant will have the option to purchase the Company Car at its then wholesale Kelley "bluebook" value of $18,245.65, provided that Consultant exercises this vehicle purchase option on or before July 31, 2000.

         13. TERMINATION.

                  A. TERMINATION EVENTS. The Consultancy Term shall terminate immediately upon the occurrence of any of the following events: (i) upon the death of Consultant; (ii) upon the effective date of Termination by Consultant Without Good Reason (as defined below); or
         (iii) upon the effective date of Termination by Consultant For Good Reason (as defined below); (iv) upon the close of business on the date First Charter gives Consultant written notice of Termination for Just Cause (as defined below); or (v) upon the 60th day following the date First Charter gives Consultant written notice of Termination Without Cause (as defined below).

                  B. TERMINATION BY CONSULTANT WITHOUT GOOD REASON. For purposes of this Agreement, "Termination by Consultant Without Good Reason" shall mean any voluntary termination by Consultant of his consultancy arrangement with First Charter for any reason other than "Termination for Good Reason". Consultant is required to give at least thirty (30) days advance written notice of termination to First Charter, and First Charter is entitled upon receiving such notice, in its discretion, to accept such termination as effective on: (i) the termination date proposed by Consultant, or (ii) such other earlier date designated by the First Charter CEO. In addition, First Charter will be required to pay Consultant his consulting fees only through Consultant's final termination date as agreed to or revised by the First Charter CEO, regardless of whether Consultant is actually permitted to perform any services for First Charter during that period.

                  C. TERMINATION BY CONSULTANT FOR GOOD REASON. For purposes of this Agreement, "Termination by Consultant For Good Reason" shall mean any voluntary termination by Consultant of his consultancy arrangement with First Charter for a reduction, without Consultant's prior written consent, in the rate of Consultant's agreed consulting fees set forth in Section 10 above, severance pay in lieu of bonus set forth in
         Section 12.a. above, or health or life insurance benefits as provided in Sections 12.b. and 12.c. above (with the exception of reductions in consultancy fees, severance pay in lieu of bonus, and/or health or life insurance benefits resulting from termination by First Charter "For Just Cause", termination by Consultant "Without Good Reason", or a reduction in or modification of group health or group life insurance benefits


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         otherwise provided to then First Charter employees as may be made by the applicable carriers and/or First Charter from time to time in their absolute and sole discretion). Consultant is required to give written notice of termination to First Charter, and First Charter is entitled upon receiving such notice, in its discretion, to accept such termination as effective on: (i) the termination date proposed by Consultant, or (ii) such other earlier date designated by the First Charter CEO. In addition, except as provided in Section 13.f. below, First Charter will be required to pay Consultant his consulting fees only through Consultant's final termination date as agreed to or revised by the First Charter CEO, regardless of whether Consultant is actually permitted to perform any services for First Charter during that period.

                  D. TERMINATION FOR JUST CAUSE. For purposes of this Agreement, "Termination for Just Cause" shall mean termination of the consultancy arrangement of Consultant by First Charter as the result of: (i) any conviction, guilty plea, confession or plea of nolo contendere by Consultant for any crime involving moral turpitude or for any felony; or (ii) any act of fraud or dishonesty by Consultant in connection with Consultant's consultancy arrangement with First Charter or against any of First Charters' customers; or (iii) the breach or threatened breach of any provision of this Agreement by Consultant; or (iv) the refusal of Consultant to perform specific lawful consulting requests made by the Board of Directors of First Charter or the First Charter CEO consistent with the terms of and Consultant's obligation under this Agreement. The Parties further agree that with the exception of Consultant's obligations under Sections 14 or 15 of this Agreement set forth below, for purposes of this Agreement, Consultant's conduct under subsections (iii) or (iv) of this paragraph shall not be grounds for termination of Consultant by First Charter "For Just Cause" unless and until First Charter has given Consultant written notice of the breach, threatened breach and/or refusal to perform at issue and Consultant fails to cure such violation(s) within thirty (30) days of any such written notice.

                  E. TERMINATION WITHOUT CAUSE. For purposes of this Agreement, "Termination Without Cause" shall mean any termination of the consultancy arrangement of Consultant by First Charter for any reason other than termination due to the death of Consultant or "Termination for Just Cause".

                  F. EFFECT OF TERMINATION. If termination of the Consultancy Term is due to the death of Consultant, Consultant's estate or legal representative shall be paid Consultant's then remaining earned but unpaid consulting fees and accrued pay in lieu of bonus (as defined in Sections 10 and 12 above) plus all consulting fees and other pay in lieu of bonus that would have been paid to Consultant under this Agreement had Consultant completed the Consultancy Term, payable in monthly installments commencing immediately upon the death of Consultant, less applicable deductions required by law. In addition, if termination of the Consultancy Term is due to the death of Consultant, all supplemental benefits, awards, grants and options under any First Charter or First Charter National Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

                  If termination of the Consultancy Term occurs at any time due to termination by First Charter "Without Cause" or by Consultant "For Good Reason", then Consultant shall be entitled to: (i) be paid Consultant's then remaining earned but unpaid consulting fees and accrued pay in lieu of bonus (as defined in Sections 10 and 12 above) plus all consulting fees and other pay in lieu of bonus that would have been paid to Consultant under this Agreement had Consultant completed the Consultancy Term; (ii) continuation of health and life insurance benefits for Consultant and health insurance benefits for his eligible dependents as set forth in Sections 12.b. and 12.c. above (including the right to the provision of alternative equivalent coverage as set forth in Sections 12.b. and 12.c. of this Agreement in the event that participation in any such health or life insurance plan or program is barred); (iii) obtain continuation medical coverage as allowed by and pursuant to COBRA and insurance conversion assistance following the end of the Insurance Period as provided in Section 12.b. above, if and as applicable; and (iv) acceleration of vesting of all supplemental benefits, awards, grants, and options under any First Charter or First Charter


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         National Bank supplemental agreement, stock option plan or grant notwithstanding any other provision in such plan or grant.

                  Otherwise, following the termination or end of the Consultancy Term for any reason, except for the payment of any earned but unpaid consulting fees and Consultant's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA, if and as applicable, Consultant's right to receive consulting fees from First Charter shall cease, and Consultant shall not be entitled to receive any additional compensation, severance or benefits of any kind from First Charter, except that Consultant shall not forfeit any vested stock option or vested 401(k) or pension or retirement benefits earned by him during his prior employment with Carolina First and/or First Charter, if any.

         14. CONFIDENTIAL INFORMATION. For and in consideration of the terms of this Agreement, Consultant agrees to the following for the ongoing protection of First Charter:

                  A. OBLIGATIONS. Except to the extent that the use or disclosure of any "Confidential Information" (as defined below) is required to carry out Consultant's assigned duties as a consultant with First Charter, during the term of Consultant's independent contractor relationship with First Charter and after the termination or end of such relationship for whatever reason, Consultant agrees that he will not, without prior written approval by the First Charter CEO: (1) misappropriate, (2) use for the purpose of competing with First Charter, either directly or indirectly, (3) disclose to any third party, either directly or indirectly, or (4) aid anyone else in disclosing to any third party, either directly or indirectly, all or any part of any "Confidential Information" (as defined below), regardless of whether or not developed by Consultant during the course of his prior employment with Carolina First and/or First Charter or subsequent engagement as an independent contractor. Consultant further makes the same pledge with regard to the confidential information of First Charter's and its subsidiaries' customers, contractors, or others with whom First Charter or its subsidiaries have a business relationship.

                  B. SCOPE. "Confidential Information" shall include, but not be limited to, any and all versions of First Charter's or its subsidiaries' and predecessors' (including Carolina First's) computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, account data, loan records, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of First Charter or its subsidiaries; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of First Charter or its subsidiaries, no matter what the source, including any such information that First Charter or its subsidiaries or predecessors obtained or obtain from a customer, contractor or another party or entity and that First Charter treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by First Charter. "Confidential Information" shall not include information which is generally known or available to the public or the banking industry in general.

                  C. RETURN OF DOCUMENTS/DATA. Consultant acknowledges and agrees that all customer files, account records, customer lists, manuals, letters, contracts, agreements, notes, notebooks, records, reports, memoranda and all other Carolina First and/or First Charter materials, documents and data used, prepared or collected by Consultant as part of his prior employment with First Charter and Carolina First or subsequent engagement as an independent contractor with First Charter, in whatever form, are and will remain the property of First Charter. Consultant also acknowledges and agrees that all "Confidential Information" (as defined in Section 14.b. above) that comes into his possession while an independent contractor with First Charter, whether prepared by Consultant or others, is and will remain the property of First Charter. Accordingly, Consultant agrees that, in the event of the end of his independent contractor relationship with First Charter for any reason, Consultant will return and make available to First


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         Charter prior to the last day of Consultant's engagement with First
         Charter all such First Charter documents and information, as well as all documents and other materials of any kind that constitute or contain any "Confidential Information", in Consultant's possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other electronic or other form of technology.

         15. COVENANT NOT TO COMPETE. For and in consideration of this Agreement and Consultant's engagement as an independent contractor with First Charter, Consultant agrees that, unless specifically authorized by First Charter in writing, Consultant will not during the Consultancy Term and for a period of two
(2) years from the earlier of Consultant ceasing to perform service hereunder or the scheduled Consultancy Term has terminated or ended (whatever the reason for the end of the independent contractor relationship):

                  A. Engage in any "Competitive Activity" (as defined below) within the "Restricted Territory" (as defined below);

                  B. Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a "public" competitor), any person, firm or corporation that engages in "Competitive Activity" within the "Restricted Territory"; or

                  C. Engage in any "Competitive Activity" with, for or towards or divert, attempt to divert or direct others to divert any business of First Charter from an existing First Charter customer, a joint venturer or other business partner of First Charter (hereinafter referred to as an "affiliate"), or from a potential customer identified through leads or relationships developed during the last two (2) years of Consultant's employment with First Charter, within the "Restricted Territory.

         Furthermore, Consultant will not during the Consultancy Term, and for a period of three (3) years from the earlier of Consultant ceasing to perform services hereunder or the scheduled Consultancy Term has ended, solicit or hire for employment or as an independent contractor any employee of First Charter, First Charter National Bank or any of First Charter's affiliates or subsidiaries, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit, or cause another person in the employ of First Charter, First Charter National Bank or any of First Charter's affiliates or subsidiaries to leave his or her employment with First Charter, First Charter National Bank or First Charter's affiliate or subsidiary for the purpose of joining, associating, or becoming employed with any business or activity with which Consultant is or expects to be directly or indirectly associated or employed.

         "Competitive Activity" means: (1) the business activities engaged in by First Charter during Consultant's consultancy with First Charter, including the sales, marketing, distribution and provision of banking, financial and insurance services or other products or services of the type of which Consultant was involved during his consultancy with First Charter; and/or (2) the performance of any other business activities competitive with First Charter and/or the Bank for or on behalf of any financial or insurance services entity.

         "Restricted Territory" means: (1) any county where First Charter or First Charter National Bank have offices upon the end of Consultant's consultancy with First Charter; and/or (2) the geographic area encompassing a fifty (50) mile radius of Concord, North Carolina.

         Consultant further agrees that except with the express written consent of the Board, Consultant will not engage in any Competitive Activity individually or with any entity or individual other than First Charter, the Board or its subsidiaries during the Consultancy Term.

         16. REASONABLENESS. Consultant acknowledges that the restrictions placed upon him by Sections 14 and 15 of this Agreement are reasonable given the nature of Consultant's past positions with


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First Charter and Carolina First, Consultant's services to be provided to First
Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Consultant pursuant to this Agreement. Specifically, Consultant acknowledges that the length of the Covenant Not to Compete in Section 15 is reasonable and that the definitions of "Competitive Activity" and "Restricted Territory" are reasonable. Consultant further understands that his obligations under Sections 14 and 15 of this Agreement will continue whether or not his consultancy with First Charter is terminated voluntarily or involuntarily, or with or without Just Cause.

         17. MUTUAL RELEASE. In exchange for First Charter's agreement to engage Consultant on an earlier basis as an independent contractor pursuant to the terms outlined in this Agreement, the severance benefits set forth above, the provision of a sum certain for pay in lieu of bonus, and the other consideration to Consultant set forth in this Agreement, Consultant agrees that with the exception of any claims that Consultant has or may have for indemnification as an officer, director or agent of First Charter or its predecessors or affiliates, Consultant hereby releases and discharges First Charter, its affiliates, parents, subsidiaries and divisions, as well as such entities' respective officers, directors, trustees, shareholders, employees, agents, administrators, predecessors, successors, assigns and representatives, of and from any and all claims, actions, damages or demands of any kind whatsoever, whenever or wherever they arose, that Consultant has, may have or may have had at the time of or prior to his execution of this Agreement, including but not limited to any claims arising out of or related to Consultant's entering into this Agreement, Consultant's prior employment with First Charter, Carolina First, or their respective predecessors, affiliates, parents, subsidiaries or divisions, Consultant's separation from First Charter, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq., the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the North Carolina Equal Employment Practices Act, the North Carolina Wage and Hour Act, and any and all other state or federal claims, whether under tort or contract, or under statute or otherwise. Consultant further agrees not to file, institute or pursue any lawsuit, claim or administrative action against such entities and individuals relating to those claims.

         In exchange for Consultant's promises and agreements contained in this Agreement as well as his agreement to enter into this consultancy arrangement on an earlier basis pursuant to the terms outlined in this Agreement, First Charter, for itself, its affiliates, parents, subsidiaries and divisions, as well as such entities' respective officers, directors, trustees, shareholders, employees, agents, administrators, successors, assigns and representatives, hereby releases and discharges Consultant and his administrators, heirs, beneficiaries, executors, agents and assigns, of and from any and all claims, actions, damages or demands of any kind whatsoever, whenever or wherever they arose, relating to any and all claims that it or they have, may have or may have had against Consultant at the time of or prior to its execution of this Agreement arising out of Consultant's prior performance of his authorized and assigned duties with First Charter or its predecessors and related affiliates, including but not limited to any claims arising out of or related to First Charter's entering into this Agreement, any claims arising under contract or tort or any federal, state, or local laws, statutes, rules and regulations, or federal or state common law, except that this release shall not apply with respect to any claims, actions, damages or demands that First Charter, it predecessors or related entities may have in the event that, during Consultant's prior employment with First Charter or its predecessors and related affiliates, Consultant committed or engaged in actions or conduct that would constitute gross negligence, fraud, embezzlement, malfeasance or dereliction of duty and about which the First Charter CEO, the President of First Charter, and their current direct reports do not currently have knowledge as of the date of First Charter's entering into this Agreement (collectively, "Such Released Claims"). First Charter further agrees not to file, institute or pursue any lawsuit, claim or administrative action against Consultant relating to Such Released Claims.

         It is also expressly understood that these releases are and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

         18. AGREEMENT CONFIDENTIALITY. The Parties agree that the terms of this Agreement shall remain confidential. The Parties, however, agree that: (a) First Charter may disclose the terms of this Agreement to officers, directors and management level employees of First Charter, to professionals representing it, to its insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Consultant may disclose the terms of this Agreement to his spouse, children, accountant and attorney; provided that such third parties comply with the confidentiality requirements set forth above. In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS and the North Carolina Department of Revenue, if necessary, and as otherwise required by law.

         19. BREACH. Consultant agrees to submit to the jurisdiction of the courts of North Carolina and agrees that, in the event of any breach or threatened breach of Sections 14 or 15 of this Agreement by Consultant, First Charter shall be entitled to an injunction, without bond, restraining such breach. In addition, Consultant and First Charter agree that the prevailing party in any legal action to enforce the terms of this Agreement shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach. Moreover, Consultant also agrees that if Consultant breaches any of Sections 14 or 15 above, Consultant shall forfeit at the time of the breach the right to any additional future payments or benefits under this Agreement, except to the extent such benefits or payments are vested and earned. In such case, Consultant and First Charter agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based on the consideration actually provided.

         20. ACKNOWLEDGMENT BY CONSULTANT. First Charter specifically advises Consultant to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. Consultant acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

         21. WAITING PERIOD. Consultant hereby acknowledges and understands that after receiving this Agreement from First Charter, he shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement. By signing this Agreement, Consultant acknowledges his right to consider whether to sign this Agreement for a period of at least twenty-one (21) days. If Consultant elects not to take twenty-one (21) days to sign this Agreement, Consultant acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that First Charter is imposing no requirement or duress on Consultant to take less than twenty-one (21) days to consider signing this Agreement. If Consultant does not sign this Agreement within twenty-one (21) days of presentation by First Charter, he further acknowledges that First Charter has the option to withdraw its offers set forth in this Agreement.

         22. REVOCATION RIGHTS. Consultant acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement by advising First Charter in writing of the revocation. If the Agreement is not revoked within seven (7) days from the signing of this Agreement by Consultant, this Agreement shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties.

         23. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Consultant, First Charter and First Charter National Bank and their respective successors, assigns, heirs and personal representatives; provided, however, that Consultant may not assign any of his rights, title or interest in this Agreement. Consultant further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of First Charter, this Agreement shall remain valid and be fully enforceable by such entity. First Charter will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of First Charter, by agreement in form and substance satisfactory to Consultant, to expressly assume and agree to perform all of First Charter's obligations under this Agreement in the same manner and to the same extent that First Charter would be required to perform it if no such succession had taken place. Failure of First Charter to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to compensation from First Charter in the same amount and on the same terms as he would be entitled to hereunder if he had completed the Consultancy Term, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Consultant's employment was terminated. As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this
Section 23 or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.

         24. APPLICABLE LAW. The Parties agree that this Agreement shall be construed in accordance with the laws of the State of North Carolina.

         25. DISSOLUTION OR MERGER. In the event that First Charter consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity and such other entity assumes this Agreement, the term "First Charter" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either First Charter, its successor or assign, or Consultant.

         26. WAIVER OF BREACH. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

         27. SEVERABILITY. The Parties understand and agree that every provision of this Agreement is severable from each other provision of this Agreement. Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law. The Parties further agree that, if any court or panel makes such a determination, such court or panel shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

         28. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

         29. ENTIRE AGREEMENT. This Agreement replaces Consultant's Employment Agreement with First Charter and any other prior employment agreements with First Charter predecessors, including Carolina First, except for Exhibit B to the Employment Agreement with First Charter, which is ratified and affirmed and shall remain in full force and effect as a fully earned and vested benefit of Consultant. Consultant has no oral representations, understandings or agreements with First Charter or any of its officers, directors or representatives inconsistent with this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between First Charter and Consultant and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Consultant, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. The foregoing not withstanding, nothing contained herein shall be deemed to affect or limit Consultant's rights under Exhibit B to the Employment Agreement or to any stock options, stock appreciation rights, "STARs" or other Rights (as defined in the prior Agreement and Plan of Merger between First Charter and Carolina First), all of which were fully earned and vested as of the effective date of the merger.

         30. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To First Charter:            Laura Nelson Blalock
                                      SVP, Human Resources
                                      First Charter National Bank
                                      2353 Concord Lake Road, Suite 160
                                      Concord, North Carolina  28025


         To Consultant:               James E. Burt, III
                                      208 Mockingbird Lane
                                      Lincolnton, North Carolina  28092

         Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 30.

         IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

         Executed and presented for consideration to Consultant by First Charter, this the 29th day of June, 2000.

                            FIRST CHARTER CORPORATION


                            By:/s/ Laura Nelson Blalock
                               ------------------------

         Accepted and signed by Consultant, this the 29th day of June, 2000.


                            /s/ Jame E. Burt, III     (SEAL)
                            --------------------------
                            James E. Burt, III